Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of SG Blocks, Inc. of our report dated April 15, 2021 relating to the consolidated financial statements, which appears in SG Blocks, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ Whitley Penn LLP

Dallas, Texas

September 22, 2021